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                                                                    Exhibit 99.1


     SALEM, N.H. Feb. 17, 1998 /PRNewswire/ -- Hadco Corporation (Nasdaq: HDCO) announced today that it agreed to acquire Continental Circuits Corporation (Nasdaq: CCIR) for $23.90 per share, approximately $185 million in cash, plus the assumption of approximately $33 million in debt. In addition Frederick G. McNamee, III, Chairman, President and Chief Executive Officer of Continental Circuits, has agreed to reinvest in the combined company and has agreed to enter into an employment contract.

     Mr. McNamee, along with other executives of Continental Circuits including James Buchanan, Vice President of Marketing and Sales, Steven Lach, Vice President of Operations, and Gerome Wilson, General Manager of the Austin, Texas facility have signed a Stock Holders Agreement agreeing to vote, any shares they may be entitled to vote, in favor of the transaction and to tender their shares in the offering.

     The acquisition of Continental Circuits, a leading manufacturer of complex multilayer printed circuits, will consolidate with Hadco's position as the largest publicly owned interconnect circuit producer in North America, and one of the largest in the world. In addition, it will improve Hadco's position in the complex multilayer circuit board segment, one of the fastest growing segments of the interconnect industry.

     Andy Lietz, Chief Executive Officer and President of Hadco, stated, "Our objective is to enhance our leadership position in the global interconnect market. With the worldwide proliferation of complex electronic products, the increased scale of operations provided by the Hadco and Continental Circuits combination will allow Hadco to offer the greatest array of technologically advanced interconnect products in the world. On a geographic basis, the acquisition of Continental Circuits provides us with a significant Southwest presence in volume and quick-turn prototype production of high quality printed circuits. Regarding customer base, Continental Circuits has developed many long term relationships with leading companies in the electronic industry that will be very complimentary to Hadco's customer base. The acquisition is a key element in Hadco's long-term growth strategy."

     Rick (Frederick) McNamee, Chairman, President and Chief Executive Officer of Continental Circuits, stated, "With the combination of Hadco and Continental Circuits, we will unite the efforts of two of the stronger and more technologically advanced interconnect manufacturers in North America. The companies will have the opportunity to continue their research and technology development together, which will help Hadco better serve the combined customer base. In addition, we believe Hadco represents an excellent opportunity for our employees to benefit from the additional growth prospects in the electronics industry."

     Headquartered in Phoenix, AZ Continental Circuits manufactures complex multilayer printed circuits. Markets served include original equipment manufacturers and contract assemblers in the computer, communications, instrumentation and industrial control industries.

     Hadco is the largest manufacturer of advanced electronic interconnect products in North America. The Company offers a wide array of sophisticated manufacturing, engineering and systems integration services to meet its customers electronic interconnect needs. The Company's principal products are complex multilayer rigid printed circuits and backplane assemblies. Hadco provides customers with a range of products and services that includes development, design, quick-turn prototype, pre-production, volume products, and backplane assembly. Hadco's customers are a diverse group of original equipment manufacturers and contract manufacturers in the computing (mainly workstations, servers, mainframes, storage and notebooks), data communications / telecommunications and industrial automation industries, including process controls, automotive, medical and instrumentation. The Company operates ten facilities, with nine facilities in the United States and one facility in Malaysia.

     Except for the historical information contained in this press release (including pricing, net revenue, net income, and operating expectations) there may be forward looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from forward looking statements include, but are not limited to, general economic conditions, business conditions in the electronics industry, demand for the company's products, and other risks and uncertainties described in reports and other documents filed by the company from time to time with the Securities and Exchange Commission.

     A conference call will take place at 10:00 a.m. EST on February 17, 1998 Dial-in number is 415-904-7331. Replay will be available until 11:00 a.m. EST on February 19, 1998 by calling 1-800-633-8284 with the reservation number
379 8064.

     Hadco Corporation's press releases are available through Company News On-Call by fax at 800-758-5804, PIN #390325, or on the Internet at http://www.hadco.com:8080/

     /CONTACT: Timothy P. Losik, Vice President and Chief Financial Officer of HADCO, 603-898-8000, tlosik@hadco.com/